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                                                           Exhibit 23.01

KPMG Peat Marwick LLP





                        Consent of Independent Auditors

The Board of Directors
Morton's Restaurant Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Morton's Restaurant Group, Inc. of our report dated January 23, 1998 relating to the consolidated balance sheets of Morton's Restaurant Group, Inc. and subsidiaries as of December 28, 1997 and December 29, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 28, 1997, which report is incorporated by reference in the December 28, 1997 annual report on Form 10-K of Morton's Restaurant Group, Inc.


                                       KPMG PEAT MARWICK LLP


Jericho, New York
March 23, 1998